UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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IMPERIAL SUGAR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 22, 2005

Dear Shareholder:

The Annual Meeting of Shareholders will be held on Tuesday, January 31, 2006, at 8:00 a.m., Central time, at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77478. You are cordially invited to attend.

At the meeting, we will elect four directors, act on the selection of auditors, and consider and act on a shareholder proposal regarding compensation for the chief executive officer and certain other executive officers.

Your Board of Directors joins me in urging you to attend the meeting to hear a report on the Company’s progress and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

Sincerely,

Robert A. Peiser

IMPERIAL SUGAR COMPANY

Notice of Annual Meeting of Shareholders

To Be Held January 31, 2006

To the Shareholders of Imperial Sugar Company:

The 2006 Annual Meeting of Shareholders of Imperial Sugar Company (the “Company”) will be held at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77478, on Tuesday, January 31, 2006 at 8:00 a.m., Central time, for the following purposes:

(1)	to elect four directors;

(2)	to consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2006;

(3)	to consider and act on a shareholder proposal regarding executive compensation; and

(4)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on December 7, 2005 are entitled to notice of and to vote at the meeting.

The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your shares be represented at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

For the Board of Directors

William F. Schwer

Secretary

Sugar Land, Texas

December 22, 2005

IMPERIAL SUGAR COMPANY

P.O. Box 9

Sugar Land, Texas 77487-0009

PROXY STATEMENT

2006 ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited on behalf of the Board of Directors of Imperial Sugar Company (the “Company”) to be voted at the 2006 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by facsimile, by other electronic correspondence or in person. The Company has retained D. F. King & Co., Inc. on customary terms and at an estimated fee of $7,000, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This proxy statement and the accompanying proxy are being mailed to shareholders beginning on or about December 22, 2005.

All duly executed proxies will be voted as indicated by the instructions on the proxies. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice of the revocation has been given to the Secretary of the Company, unless the person granting the proxy votes in person.

Unless otherwise indicated on the proxy, shares will be voted by the persons named in the accompanying proxy as follows:

(1)	for the election of the four directors named below;

(2)	for ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2006; and

(3)	against the shareholder proposal regarding compensation for the chief executive officer and certain other executive officers.

The majority of the outstanding shares of common stock, without par value, of the Company (“Common Stock”) entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked “Abstain” on a matter will be considered to be represented at the meeting for quorum purposes.

Shares registered in the names of brokers or other “street name” nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as “broker non-votes”).

Directors are elected by a plurality of votes cast; accordingly, abstentions and broker non-votes will have no effect in the election of directors. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the remaining proposals; accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

The persons named in the accompanying proxy may act with discretionary authority should any nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

At the close of business on December 7, 2005, the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding and entitled to vote 10,572,017 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held and cumulative voting is not allowed in the election of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF THE PERSONS NOMINATED HEREIN.

The Company’s Board of Directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 2006 Annual Meeting, the terms of office of Class I directors extend until the Annual Meeting of Shareholders in 2009, and until their successors are qualified. The terms of office of Class III directors extend until the Annual Meeting of Shareholders in 2008 and the terms of office of Class II directors extend until the Annual Meeting of Shareholders in 2007, and, in each case, until their successors are qualified. The Company has determined the following directors to be independent under rules of the Nasdaq Stock Market: Curtis G. Anderson; Gaylord O. Coan; James J. Gaffney; Yves-Andre Istel; Robert J. McLaughlin; David C. Moran and John K. Sweeney. James A. Schlindwein, a director of the Company since 2001, resigned as a director on December 6, 2005.

Nominees

At the 2006 Annual Meeting, the Board of Directors of the Company proposes to elect Robert J. McLaughlin, Robert A. Peiser and John K. Sweeney as Class I directors and David C. Moran as a Class III director. All of the nominees currently serve as directors of the Company. Set forth below is certain information concerning the nominees, including the business experience of each during the past five years and the age of each nominee on December 7, 2005.

Directors in Class I

(Terms expiring at the 2009 Annual Meeting of Shareholders)

Robert J. McLaughlin, age 72, has been a director of the Company since August 2001 and served as Chairman from August 2001 to February 2003. Mr. McLaughlin served as President and Chief Executive Officer of the Company from October 2001 to April 2002. He founded The Sutter Group in 1982, a management consulting company that focuses on enhancing stockholder value, and currently serves as its President. Previously, Mr. McLaughlin served as President and Chief Executive Officer of Fibreboard Corporation, a manufacturer of lumber, plywood and paper products. Mr. McLaughlin is a director of Grubb & Ellis Company.

Robert A. Peiser, age 57, joined the Company as President, Chief Executive Officer and a director in April 2002. Prior to joining the Company, Mr. Peiser served as Chairman and Chief Executive Officer of Vitality Beverages, Inc. of Tampa, Florida, a privately owned beverage company, from July 1999 to February 2002.

John K. Sweeney, age 53, has been a director of the Company since August 2001. Mr. Sweeney is a Managing Director at Lehman Brothers Inc., where he is involved in high yield, distressed and special situation investments. He has been with Lehman Brothers and predecessor firms since 1974.

Director in Class III

(Term expiring at the 2008 Annual Meeting of Shareholders)

David C. Moran, age 47, was appointed as a director on December 6, 2005 by the Board of Directors. Mr. Moran is presently the Executive Vice President of H.J. Heinz Company and the Chief Executive Officer and President of its U.S. Consumer Products division. Mr. Moran has been with the Heinz companies since 1998 when he started as Vice President of Heinz, USA. He was with The Clorox Company from 1984 to 1998 in various sales related and executive positions.

Continuing Directors

Set forth below is certain information concerning the four directors of the Company whose present terms of office are scheduled to continue until 2007 or 2008, including the business experience of each during the past five years and the age of each director on December 7, 2005.

Directors in Class II

(Terms expiring at the 2007 Annual Meeting of Shareholders)

Curtis G. Anderson, age 64, joined the Board of Directors in June 2002. He currently serves as Chairman of the Board of Directors of Anderson Capital Corporation, a Savannah-based privately held investment company that he founded in 1986. From 1994 to 1999, Mr. Anderson served as President, Chief Operating Officer and a director of Kuhlman Corporation, a diversified manufacturing company then listed on the New York Stock Exchange.

James J. Gaffney, age 65, has been a director of the Company since August 2001 and has served as Chairman since February 2003. From 1997 to June 2003, Mr. Gaffney served as a consultant to private investment funds affiliated with Goldman, Sachs & Co. in relation to investments by those funds in Viking Pacific Holdings Ltd. and Vermont Investments Limited, both New Zealand-based diversified holding companies. Mr. Gaffney also is a director of Carmike Cinema, Inc., SCP Pool Corporation and Beacon Roofing Inc.

Yves-Andre Istel, age 69, has been a director of the Company since August 2001. Mr. Istel is a Senior Advisor to Rothschild, Inc., and was Vice Chairman of Rothschild, Inc. from 1993 to April 2002. He is a director of Valeo S. A. and Richemont S.A. He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc.

Director in Class III

(Term expiring at the 2008 Annual Meeting of Shareholders)

Gaylord O. Coan, age 70, has been a director of the Company since August 2001. Mr. Coan was Chairman of the Management Executive Committee and Chief Executive Officer of Gold Kist Inc., the nation’s second largest poultry processing company, from 1995 until his retirement in 2001. He is also a director of Cotton States Life Insurance Company and Chairman of the Board of Golden Peanut Company.

Board Meetings and Committees

The Company’s Board of Directors met sixteen times during the year ended September 30, 2005. Each incumbent director attended at least 80% of the aggregate number of meetings of the Board of Directors and its committees on which the director served. At intervals between formal meetings, members of the Board of Directors and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to Board or committee action between meetings being taken by unanimous written consent.

The Board of Directors has three standing committees: Audit, Executive Compensation and Nominating and Corporate Governance. The membership and principal responsibilities of the committees are described below.

Audit Committee

Members:	Gaylord O. Coan, Chairman
Curtis G. Anderson
Yves-Andre Istel

The Audit Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by the Nasdaq Stock Market. The Audit Committee reviews with the Company’s internal auditor and independent registered public accounting firm the scope and results of their audits; monitors the adequacy of the Company’s system of internal controls and procedures; selects, subject to ratification by the shareholders, the independent registered public accounting firm; and reviews and approves the fees paid for services rendered by such accountants. During the year ended September 30, 2005, the Audit Committee met seven times. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the Audit Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Executive Compensation Committee

Members:	John K. Sweeney, Chairman
Gaylord O. Coan
James J. Gaffney
David C. Moran (from December 6, 2005)
James A. Schlindwein (until December 6, 2005)

The Executive Compensation Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by the Nasdaq Stock Market. The Committee establishes the salaries, bonuses and other compensation for the Company’s directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or, in some cases, recommends to the Board the Company’s compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company’s Long-Term Incentive Plan and administers the Company’s incentive bonus plans. The Executive Compensation Committee met seven times during the year ended September 30, 2005. Mr. Schlindwein resigned from the Committee effective December 6, 2005. Mr. Moran was appointed to the Board and the Executive Compensation Committee on December 6, 2005. Additional information about the Executive Compensation Committee and its responsibilities is included in the section of this proxy statement entitled “Executive Compensation Committee Report” and in the Company’s Executive Compensation Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Nominating and Corporate Governance Committee

Members:	Yves-Andre Istel, Chairman
Curtis G. Anderson
Robert J. McLaughlin
James A. Schlindwein (until December 6, 2005)

The Nominating and Corporate Governance Committee currently consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by the Nasdaq Stock Market. The Committee’s primary purpose is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending director nominees to the Board and recommending to the Board a set of corporate governance guidelines applicable to the Company. The Committee also provides assistance to the Board in the areas of committee member selection, evaluation of the overall effectiveness of the Board and committees of the Board, and review and consideration of corporate governance practices and regulatory policies. Mr. Schlindwein resigned from the Nominating and Corporate Governance Committee effective December 6, 2005. This Committee met three times during the year ended September 30, 2005. Additional information about the Nominating and Corporate Governance Committee is included in the section of this proxy statement entitled “Nominating and Corporate Governance Committee Report” and in the Company’s Nominating and Corporate Governance Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Director Remuneration

Each director who is not an officer or employee of the Company receives an annual retainer of $30,000 payable quarterly, $1,500 for each board meeting attended in person and $750 for each board meeting attended by telephone. The Chairman of the Board of Directors receives an annual retainer of $60,000 in lieu of the standard retainer. Additionally, each director who is not an officer or employee receives $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephone. Each member of the Audit Committee also receives an additional $5,000 annually in recognition of the additional time commitment due to its increased scope. Each committee chairman also receives an annual fee of $5,000. The Company reimburses each director for travel expenses incurred in connection with his attendance at Board or committee meetings or other Company business meetings.

During 2005, Mr. Gaffney, as Chairman, was granted options to purchase 5,000 shares of Common Stock and each of the other directors at that time was granted options to purchase 2,500 shares of Common Stock. The options have an exercise price of $14.78 (the fair market value of the Common Stock on March 1, 2005, the date of grant), which was adjusted downward in an amount equal to the special dividend of $2.50 that was paid to shareholders on November 11, 2005. In addition, Mr. Gaffney was granted 1,667 shares of restricted stock and all other directors received 833 shares of restricted stock on March 1, 2005. All options and restricted shares granted to directors in fiscal 2005 have a ten-year term and vest ratably over a three-year period with the initial vesting occurring on the first anniversary of the grant date.

Executive Compensation

The following table presents the compensation for services rendered in all capacities of the chief executive officer and four other most highly compensated executive officers of the Company serving as of September 30, 2005 (collectively, the “named officers”).

Summary Compensation Table

		Annual Compensation			Long-term Compensation Awards
Name and Principal Positions	Fiscal Year	Salary $	Bonus $	Other Annual Compensation (1) $	Restricted Stock Awards(2) $	Shares Underlying Options/SARs
Robert A. Peiser	2005	627,308	—	—	173,722	35,000
President and Chief Executive	2004	521,923	578,177	—	—	—
Officer	2003	500,000	793,000	—	—	50,000(3)

Paul Durlacher(4)	2005	347,885	—	61,499	37,225	7,500
Executive Vice President and	2004	10,308	—	—	—	100,000
Chief Operating Officer

T. Kay Hastings	2005	247,769	—	—	111,675	22,500
Senior Vice President—	2004	204,385	117,647	66,369	—	—
Human Resources	2003	57,692	49,101	—	—	40,000

Patrick D. Henneberry	2005	331,600	—	—	62,047	12,500
Senior Vice President—Commodities	2004	257,308	210,538	—	—	—
	2003	250,000	317,200	—	—	—

William F. Schwer	2005	342,240	—	—	62,047	12,500
Senior Vice President—Secretary and	2004	320,621	178,318	—	—	—
General Counsel	2003	312,625	257,912	—	—	20,000(3)

(1)	Amounts are less than $50,000 and 10% of the sum of salary and bonus, except Ms. Hastings in 2004 and Mr. Durlacher in 2005, which represents moving expenses and a related tax gross-up.
(2)	Value of restricted stock at grant date based on the closing price of $14.89 per share on March 1, 2005. There were 11,667 shares granted to Mr. Peiser, 2,500 to Mr. Durlacher, 7,500 to Ms. Hastings, 4,167 to Mr. Henneberry and 4,167 to Mr. Schwer. The restricted stock value as of September 30, 2005, based on a closing price of $13.56 per share, was $158,205 for Mr. Peiser, $33,900 for Mr. Durlacher, $101,700 for Ms. Hastings, $56,505 for Mr. Henneberry and $56,505 for Mr. Schwer.
(3)	The stock options granted in fiscal 2003 include related cash-settled stock appreciation rights (“SARs”).
(4)	Mr. Durlacher separated from the Company on December 7, 2005.

Stock Options

The following table sets forth information regarding stock options granted to named officers during 2005. All options listed in the table below have an exercise price equal to the fair market value per share of Common Stock on the date of grant and vest in three equal annual increments commencing with the first anniversary of the grant date. The options provide that the optionee may satisfy the exercise price with cash or shares of Common Stock owned by the optionee. Income tax withholding obligations may be satisfied by having the Company withhold shares of Common Stock issuable upon exercise.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share (1)	Expiration Date	Grant Date Present Value (2)
Robert A. Peiser	35,000	22%	$14.78	March 1, 2015	$174,650
Paul Durlacher	7,500	5%	14.78	March 1, 2015	37,425
T. Kay Hastings	22,500	14%	14.78	March 1, 2015	112,275
Patrick Henneberry	12,500	8%	14.78	March 1, 2015	62,375
William F. Schwer	12,500	8%	14.78	March 1, 2015	62,375

(1)	The options had an initial exercise price of $14.78 (the fair market value of Common Stock on the date of grant), which was adjusted downward in an amount equal to the special dividend of $2.50 that was paid to shareholders on November 11, 2005.

(2)	The grant date present value was estimated using a binomial lattice-based option pricing model. Significant assumptions utilized in the model included stock price volatility of 35%, a risk free rate of return of 4.04%, a dividend yield of 0.7% and an average expected life of five years.

The following table sets forth information regarding unexercised options and SARs held at September 30, 2005 by the named officers.

AGGREGATE FISCAL YEAR-END OPTIONS/SARs VALUES

Name	Number of Unexercised Options/SARs at September 30, 2005		Value of Unexercised in-the- Money Options/SARs at September 30, 2005 (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Options:
Robert A. Peiser	275,000	47,500	$2,202,125	$99,813
Paul Durlacher	50,000	57,500	—	—
T. Kay Hastings	30,000	32,500	187,800	62,600
Patrick D. Henneberry	60,000	12,500	676,500	—
William F. Schwer	115,000	17,500	920,775	39,925

SARs:
Robert A. Peiser	25,000	12,500	105,000	52,500
William F. Schwer	15,000	5,000	63,000	21,000

(1)	Based on the September 30, 2005 closing price per share of $13.56, as reported by the Nasdaq Stock Market. SAR values are based on a maximum value of $5.55 per unit less a base price of $1.35.

The following table provides information regarding shares covered by the Company’s equity compensation plans as of September 30, 2005.

Plan Category	Number of Shares to be Issued on Exercise of Outstanding Options	Weighted- average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	1,212,756	$8.00	510,795
Equity compensation plans not approved by shareholders	—		—

Total	1,212,756		510,795

Long-Term Incentive Plan

The Company adopted the Imperial Sugar Company Long-Term Incentive Plan which became effective in August 2001. The Plan was amended and restated with shareholder approval, effective February 2005, and reserves a total of 2,284,568 shares of Common Stock. The Long-Term Incentive Plan is designed to attract and retain key employees and directors and to stimulate the active interest of key employees in the Company’s financial success. Key employees who hold positions of responsibility and whose performance, in the judgment of the Executive Compensation Committee (or other committee designated by the Board of Directors), can significantly affect the Company’s success are eligible for awards under the Long-Term Incentive Plan. Non-employee directors are also eligible under the Plan. In addition, individuals expected to become employees within six months of the award date may receive awards conditioned on the individual actually becoming an employee during the six-month period.

The Company’s Executive Compensation Committee, or another committee designated by the Board of Directors, has the discretion to determine the types of awards to be made under the Long-Term Incentive Plan. Awards under the Long-Term Incentive Plan may consist of one or more of the following:

•	incentive options and nonqualified stock options with an exercise price not less than fair market value on the grant date;

•	SARs;

•	stock, including restricted stock and conditional stock units; and

•	cash.

An award also may be in the form of a performance award that may be based on one or more of the following: increased revenue; economic value added; cash flow measures; stock price; market share; return on equity or capital; return on revenue measures; costs; and safety and environmental performance measures. The performance award need not be based on an increase or positive result, but may be based on maintaining the status quo or limiting economic losses, as determined by the Executive Compensation Committee or another board designated committee.

The following limitations apply to any award made under the Long-Term Incentive Plan. In any one calendar year, the Company may not grant to any person:

•	options or SARs that are exercisable for more than 300,000 shares of common stock;

•	stock awards covering or relating to more than 300,000 shares of common stock; or

•	cash awards or any other awards permitted by the Long-Term Incentive Plan (other than options, SARs and stock) having a value determined on the grant date in excess of $3,000,000.

Annual Pension Benefits

Retirement Plan

The Company’s Retirement Plan (the “Retirement Plan”) is a tax qualified benefit plan covering non-union employees of the Company and its subsidiaries, including Mr. Schwer. The Company has also adopted a Benefit Restoration Plan for certain participants (including Mr. Schwer) to supplement the benefits payable under the Retirement Plan to the extent that the limitations on qualified plan benefits mandated by the Internal Revenue Code of 1986, as amended (the “Code”), reduce retirement benefits that would otherwise be payable under the Retirement Plan. The Company froze benefits under the Retirement Plan and benefit accruals and participation ceased under both the Retirement Plan and Benefit Restoration Plan as of March 31, 2003.

Benefits payable under the Retirement Plan are limited by various provisions of the Code that restrict the amount of compensation that may be taken into account to calculate benefits under qualified plans and other limits on the maximum benefit payable from qualified plans. To the extent the pension calculated pursuant to the Retirement Plan would exceed the maximum amount permitted by the Code, the difference would be payable from the Benefit Restoration Plan as a discounted lump sum on the participant’s retirement.

Annual benefits under the Retirement Plan are based on a five-year average of base pay plus bonuses. Benefits equal 1% of average compensation plus 0.5% of such compensation in excess of social security covered compensation per each of the first 35 years of service, with service measured through March 31, 2003. Mr. Schwer is subject to certain grandfathered provisions under the prior plan. Benefits are defined in terms of a five-year certain and life annuity; several other payment options are available to employees. The projected total annual benefits payable from the Retirement Plan and the Benefit Restoration Plan to Mr. Schwer is $89,485. Messrs. Peiser, Durlacher and Henneberry and Ms. Hastings are not participants in either plan.

Deferred Compensation Plans

The Company agreed to provide lump sum supplemental retirement and death benefits to participants (including Mr. Schwer) in the Salary Continuation Plan. The plan also provides for monthly salary continuation payments in the “event of disability” (as defined in the Salary Continuation Plan). If a participant’s employment terminates prior to retirement for any reason other than death, disability or “cause” (as defined in the plan), the participant will be entitled to receive the actuarial equivalent (as defined in the Salary Continuation Plan) of the payment he would have received had he retired at age 62. No amounts will be due under the plan to a participant who is terminated for cause. The Salary Continuation Plan allows participants who are 100% vested and who have attained the age of 55 to receive their benefits without termination of employment if approved by the Executive Compensation Committee. The estimated amount payable to Mr. Schwer, on retirement at or after age 62, is $217,099.

Agreements with Certain Executive Officers

The Company has entered into employment or change of control agreements with the following named officers, which as currently in effect provide for the following annual salaries:

Executive Officer	Salary
Robert A. Peiser	$630,000
Paul Durlacher	335,000
T. Kay Hastings	250,000
Patrick Henneberry	324,480
William F. Schwer	331,663

The employment agreements provide for each named officer to receive a severance payment equal to one time the officer’s annual salary (two times for Messrs. Schwer and Peiser) in the event of a termination by the Company without cause as defined therein. The Company entered into Change of Control Agreements (the “Agreements”) during December 2005, with each of the named officers except Mr. Durlacher. Each Agreement has a base term of 18 months, and will be automatically renewed and extended for successive one-year terms unless the Company provides notice otherwise.

Each Agreement provides, among other things, for a lump sum payment within 30 days after the later of the employee’s termination and the effectuation of the change in control (as defined therein) equal to the lesser of (i) a specified number of months (36 months for Mr. Peiser, 24 months for Mr. Schwer, 18 months for Mr. Henneberry and Ms. Hastings) of the employee’s then current base salary amount or (ii) the maximum amount that the employee could receive pursuant to the change of control without becoming subject to excise taxes. The Company is required to make such payments if during the “protected period” (which generally commences 90 days prior to and ends 18 months after a change in control) (a) the Company terminates the employee’s employment without cause (as defined therein) or (b) the employee terminates his or her own employment for “good reason” which includes (1) a material reduction of the employee’s authority, duties or responsibilities, (2) a reduction in the employee’s salary or bonus potential or a material reduction in other compensation or benefits, (3) a relocation of the employee’s primary office or (4) the failure by the Company to obtain the unconditional assumption of the Company’s obligations to the employee under the Agreement by any successor.

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, the Executive Compensation Committee consisted of John K. Sweeney (Chairman), Gaylord O. Coan, James J. Gaffney and James A. Schlindwein. Mr. Schlindwein resigned from the Executive Compensation Committee effective December 6, 2005. David C. Moran was appointed to the Executive Compensation Committee on December 6, 2005. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the ownership as of December 7, 2005 of (1) Common Stock and (2) warrants to purchase Common Stock, of each director of the Company, each named officer, each person known to the Company to beneficially own 5% or more of Common Stock and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of Common Stock and warrants listed below.

	Beneficial Ownership of Common Stock		Beneficial Ownership of Warrants to Purchase Common Stock
	Number of Shares (1)(2)(3)	Percentage of Class	Number of Warrants	Percentage of Class
Curtis G. Anderson	68,148	*
Gaylord O. Coan	38,333	*
Paul Durlacher	52,500	*
James J. Gaffney	19,167	*
T. Kay Hastings	38,500	*
Patrick D. Henneberry	64,167	*
Yves-Andre Istel (4)	143,554	1.35%
Robert McLaughlin	62,089	*
David C. Moran	5,000	*
Robert A. Peiser	301,667	2.78%
William F. Schwer	120,174	1.12%	618	*
John K. Sweeney (5)(6)	39,167	*
All directors and executive officers as a group (14 persons) (5)	1,001,236	8.80%	618	*

Lehman Brothers Inc. (6)	3,350,314	31.69%
745 Seventh Avenue
New York, New York 10019
Schultze Asset Management, LLC (7)	1,523,341	14.41%
3000 Westchester Avenue
Purchase, New York 10577
Aegis Financial Corporation (8)	1,240,500	11.73%
1100 North Glebe Road
Suite 1040
Arlington, VA 22201-7788
Dimensional Fund Advisors, Inc. (9)	629,093	5.93%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

*	Percentage of shares of Common Stock or warrants to purchase Common Stock beneficially owned does not exceed 1% of the applicable class.
(1)	Includes shares subject to stock options exercisable within 60 days as follows: Mr. Anderson, 1,250 shares; Mr. Coan, 1,250 shares; Mr. Gaffney, 2,500 shares; Mr. Istel, 1,250 shares; Mr. McLaughlin, 1,250 shares; Mr. Sweeney, 1,250 shares; all officers and directors as a group, 8,750 shares.
(2)	Includes shares issuable upon exercise of the warrants as shown in the warrants column.
(3)	Includes restricted stock which is not fully vested, for which the grantee has voting rights as follows: Mr. Anderson, 833 shares; Mr. Coan, 833 shares; Mr. Durlacher, 2,500 shares; Mr. Gaffney, 1,667 shares; Ms. Hastings, 7,500 shares; Mr. Henneberry, 4,167 shares; Mr. Istel, 833 shares; Mr. McLaughlin, 833 shares; Mr. Moran, 5,000 shares; Mr. Peiser, 11,667 shares; Mr. Schwer, 4,167 shares; Mr. Sweeney, 833 shares; all officers and directors as a group, 49,167 shares.
(4)	Includes shares subject to sole voting power of 85,221 and includes shares subject to sole investment power of 20,000.

(5)	Mr. Sweeney, a Managing Director of Lehman Brothers Inc., disclaims beneficial ownership of all shares owned by Lehman Brothers Inc.
(6)	Lehman Brothers Inc. has sole voting and investment power for all 3,350,314 shares. This amount includes 3,287,017 shares reported in the Schedule 13 D/A dated December 5, 2005, as well as 63,297 shares in process of being distributed from the bankruptcy reserve.
(7)	As reported on Schedule 13D dated September 8, 2005, Schultze Master Fund, Ltd. owns 1,368,792 shares and has sole voting power and shared dispositive power for those shares. Schultze Asset Management, LLC and George J. Schultze, each have shared voting power for 154,549 shares and shared dispositive power for the 1,523,341 shares. Schultze Asset Management, LLC acts as investment manager of these above named funds.
(8)	As reported on Form 13F dated November 14, 2005, Aegis Financial Corporation has sole voting and investment power for all 1,241,500 shares.
(9)	As reported on Form 13F dated October 19, 2005, Dimensional Fund Advisors, Inc. has sole voting and investment power for 615,100 shares and shared voting and investment power for 629,093 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of its Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of Forms 3 and 4 and amendments thereto filed during the fiscal year ended September 30, 2005 and Forms 5 and amendments thereto, or written representations that no Form 5s were required, the Company believes during the year ended September 30, 2005, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements with the exception of Messrs. Anderson and Sweeney who each had one inadvertently late-filed Form 4.

SHAREHOLDER RETURN PERFORMANCE GRAPH

On August 29, 2001, the Company emerged from bankruptcy and consummated its plan of reorganization under which all outstanding shares of Common Stock existing prior to the reorganization were canceled. The Company’s Common Stock issued in the reorganization did not begin trading until October 11, 2001.

The following graph compares the cumulative total stockholder return on the Common Stock to the cumulative total return of the Standard & Poor’s 500 Stock Index and the American Stock Exchange Consumer Staple Index (“IXR”) for the period from October 11, 2001 to September 30, 2005. The graph assumes that the value of the investment in the Common Stock and each index was $1.00 at October 11, 2001 and that all dividends were reinvested on a quarterly basis.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report has been provided by the Executive Compensation Committee (the “Committee”) of the Board of Directors. This report summarizes the Company’s current overall compensation philosophy and program objectives. Descriptions of the Company’s compensation programs are provided as well as the basis for the Company’s fiscal 2005 compensation for the Company’s named executive officers, including the Chief Executive Officer (“CEO”).

Overall Objectives of the Executive Compensation Program

The Company’s executive compensation philosophy and program objectives primarily are directed by two guiding principles. First, the program is intended to provide competitive levels of compensation, at expected levels of performance, in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company’s executives and shareholders so that a significant portion of each executive’s compensation is linked to maximizing stockholder value.

In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company’s short-term and long-term success. The Company attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance.

The executive compensation program has been structured with three primary components: base salary, annual incentives (via a bonus plan), and long-term incentives (via stock options and restricted stock). The following sections of this report describe the Company’s plans by component of compensation and discuss how each component relates to the Company’s overall executive compensation philosophy.

In this report, reference is made to the use of competitive market data as a criterion for establishing targeted compensation levels. The Company utilizes published survey data and data obtained from independent consultants for general industry and food industry companies similar in size to the Company, but not necessarily to companies in the American Stock Exchange Consumer Staple Index. In 2005, the Executive Compensation Committee engaged an independent consultant to advise the Committee on peer group base compensation and long-term incentive programs.

Base Salary Program

The Company’s base salary program is based on a philosophy of providing base compensation levels at or near the market 50th percentile. The Company periodically reviews its executive compensation levels to assure consistency with the external market since the Company believes it is important to provide competitive salaries over time in order to attract and retain talented executives.

Annual base salary adjustments for the Company are based on several factors: general levels of market salary increases, individual performance, competitive base salary levels and the Company’s overall financial results. For purposes of determining base salary adjustments, the Company reviews performance qualitatively, the level of earnings, and each individual’s contributions. These criteria are assessed qualitatively and are not weighted. All base salary adjustments are based on a philosophy of pay-for-performance and an individual’s value to the Company. As a result, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries.

All of the Company’s named executive officers, including the CEO but excluding Mr. Durlacher, received a base salary increase effective January 1, 2005. The base salary increase is based on general market movement of executive base salaries and a qualitative assessment based on the factors discussed above.

Management Incentive Plan

The Company’s annual cash bonus plan is intended to (a) reward key employees based on Company and individual performance, (b) motivate key employees and (c) provide competitive cash compensation opportunities to plan participants. Under the annual bonus plan, target award opportunities vary by individual position and are expressed as a percent of base salary. The amount a particular executive may earn is directly dependent on the individual’s position, responsibility and ability to impact the Company’s financial success.

The Company has adopted Management Incentive Plans for Fiscal 2005 and 2006 for executive officers and certain other participants. There were no cash bonus payments to executive officers under the Fiscal 2005 plan as the threshold levels of EBITDA were not achieved. The plans provide for cash bonuses based on achievement of a combination of individual performance goals and corporate profitability targets. The corporate profitability targets for Fiscal 2005 involve a combination of EBITDA and EVA (Economic Value Added). EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EVA is defined as EDITDA minus a charge for capital employed, calculated as 15% times average working capital and fixed assets. The corporate profitability target for Fiscal 2006 is based on achievement of an EBITDA goal. The achievement of individual performance goals and corporate profitability targets results in an incentive payment based on a participant’s bonus opportunity, which is set at a percentage of the participant’s base salary, ranging from 10% to 100% based on participants responsibilities and position within the Company.

Fiscal 2005 Plan

A specified portion of the target bonus opportunity is allocated to individual performance goals which are quantifiable and result in payment only if the individual performance goals are reached and a profitability target combining EBITDA and EVA was met. Actual EDITDA must equal at least 85% of target EBITDA to permit any payment on individual performance goals; at that level, the bonus payment would be at 25% of the individual performance component, increasing ratably to 100% when actual EBITDA reaches 112% of target EBITDA.

The balance of the bonus opportunity was based on the Company’s achievement of corporate profitability targets. Payment under this component requires actual EBITDA of at least 95% of target EBITDA, which yields a payment of 25% of this bonus component; the amount paid increases ratably to 50% as actual EBITDA increases to 100% of target EBITDA and to 100% as actual EBITDA increases to 112% of target EBITDA. Thereafter, the corporate profitability component increases as EVA increases (but not to exceed 200% of the target amount under this component). No named officer received a bonus payment under this plan since the EBITDA target was not attained.

Long-Term Incentive Plan

The Company’s Long-Term Incentive Plan is designed to focus executive efforts on the long-term goals of the Company and to maximize total return to shareholders. The long-term incentive device used by the Committee is stock options and restricted stock since they align the interests of employees and shareholders by providing value to the executive through stock price appreciation. All stock options granted in fiscal 2005 have a ten-year term before expiration, while restricted stock vests ratably over three years.

Stock option grants or grants of restricted stock were made to executive officers in 2005, as described under Stock Options and SARs above, and it is anticipated that stock option awards will be made periodically at the discretion of the Committee in the future. The number of options and shares of restricted stock granted to individual participants would be based on the individual’s position and level of responsibility within the Company. These factors are assessed subjectively and are not weighted.

Section 162(m)

Under Section 162(m) of the Code, public companies are precluded from receiving a tax deduction on compensation paid to certain executive officers in excess of $1,000,000 that does not meet the definition under the Code of “qualified performance based compensation”. The Company anticipates that its stock option grants satisfy this definition. The Committee’s intent is to structure compensation awards that will be deductible without limitation where doing so will further the purposes of the Company’s executive compensation programs. The Committee also considers it important to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.

Compensation of the Chief Executive Officer

The Committee administers the compensation programs of the CEO, Robert A. Peiser, consistent with the objectives enumerated for the other executive officers. Mr. Peiser joined the Company in April 2002 and since then his compensation has been targeted to be at or near the market average for the top-paid executive in similarly capitalized companies in the food products and services industry. The Committee approved the total compensation package for Mr. Peiser after reviewing available compensation information regarding such top-paid executives at the time Mr. Peiser joined the Company. Mr. Peiser’s current salary is $630,000 per year, and he will not receive an increase for performance in 2005. The Committee did not award Mr. Peiser a performance based bonus for fiscal 2005 since the Company did not exceed its economic value added target or its EBITDA target.

Executive Compensation Committee

John K. Sweeney, Chairman

Gaylord O. Coan

James J. Gaffney

James A. Schlindwein

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The primary purpose of the Nominating and Corporate Governance Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying qualified individuals who might be nominated as a board member. This Committee has also been charged with the responsibility of monitoring the Company’s corporate governance profile, with the intent of seeking to maintain “best practices” in the area of corporate governance. To assist the Committee in fulfilling this responsibility, it has selected a Chief Governance Officer, William F. Schwer, who is a senior executive and general counsel for the Company and whose duties include corporate governance matters. The Nominating and Corporate Governance Committee met three times in fiscal 2005. The Charter of the Nominating and Corporate Governance Committee as adopted by the Board of Directors is available free of charge on the Company’s website located at www.imperialsugar.com. The Board amended the Corporate Governance Guidelines (the

“Guidelines”) on December 6, 2004, to state a director must resign before the annual meeting following his or her 75th birthday. Mr. Schlindwein was the only director over age 75 and he resigned from the Board, effective December 6, 2005. The Guidelines are posted on the Company’s website.

Our Corporate Governance Guidelines require that at least a majority of all of our directors meet the criteria for independence established by Nasdaq Stock Market for continued listing, including its listing standards, and all other legal requirements. Under Nasdaq listing standards, to be considered independent, a director must not have a relationship, which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, certain specified relationships preclude a finding of independence. The standards specify the criteria by which independence of directors will be determined.

The Board of Directors has determined that all of its non-management members are independent under Nasdaq listing standards. It has also determined that each member of the Audit Committee, Executive Compensation Committee and the Nominating and Corporate Governance Committee is independent. The non-management directors meet in executive session without members of management present at every regular board meeting and Chairman of the Board, James J. Gaffney, presides at these executive sessions.

All directors standing for election at the 2006 annual meeting of shareholders are directors currently serving on the Board, were recommended by the Nominating and Corporate Governance Committee and were approved by all of the independent directors. The Committee also considers qualified nominees recommended by shareholders; any recommendation for the 2007 election of directors should be submitted in writing to the Committee in care of the Secretary of the Company at P.O. Box 9, Sugar Land, Texas 77487.

Interested parties may communicate with Mr. Gaffney and other non-management member of the Board by confidential email. The email address is accessible in the investor relations section of the Company’s website under the caption, “Contact the Board”.

Nominating and Corporate Governance Committee

Yves-Andre Istel, Chairman

Curtis G. Anderson

Robert J. McLaughlin

James A. Schlindwein

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE FOR THIS PROPOSAL.

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its year ending September 30, 2006. Deloitte & Touche LLP has served as auditors for the Company for over 25 years.

A representative of Deloitte & Touche LLP is expected to attend the 2006 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he so desires.

Should the shareholders not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

Audit Fees

The aggregate fees paid to Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for fiscal 2004 and 2005 are noted in the following table.

	Fiscal 2005	Fiscal 2004
Audit Fees (1)	$1,285,000	$416,000
Audit-Related Fees (2)	36,000	50,000
Tax Fees (3)	126,000	116,000
All Other Fees (4)	—	9,000

(1)	Includes audit fees related to Section 404 of the Sarbanes-Oxley Act.
(2)	Consists primarily of audit services in connection with our sugar beet purchase contracts.
(3)	Includes tax compliance services and tax consulting related to strategic transactions.
(4)	Consists of services in connection with planning for the Company’s compliance with the Sarbanes-Oxley Act.

Since the adoption of the Audit Committee Charter in February 2003 all audit-related fees, tax fees and other fees have been pre-approved by the Audit Committee. The Audit Committee, as provided in its charter, delegated to the Chairman of the Audit Committee the authority to grant pre-approvals of permitted non-audit services, provided that such pre-approvals are presented to the Audit Committee at its next scheduled meeting. The Audit Committee has considered whether the provision of the non-audit services referenced above are compatible with maintaining Deloitte & Touche LLP’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three independent directors. The general objectives of the Audit Committee are to monitor (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the compliance by the Company with the internal controls as found in Section 404 of the Sarbanes-Oxley Act and (4) the independence and performance of the Company’s internal and external auditors. The Audit Committee has adopted a policy that it must pre-approve all audit and non-audit services of the Company’s independent registered public accounting firm and the specific duties of the Audit Committee are described in the Audit Committee Charter as adopted by the Board of Directors. The Company has adopted a Code of Ethics and the Audit Committee has adopted a charter and both are available free of charge on the Company’s web site located at www.imperialsugar.com. The Company’s Code of Ethics requires management to make reports to the Audit Committee. The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles in the United States. The Audit Committee is responsible for overseeing the financial reporting process on behalf of the Board of Directors and recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K.

The Company’s Board of Directors does not have an “audit committee financial expert” as defined by SEC Regulation S-K Item 401(h). The Company believes that the members of the Audit Committee, based on their respective experience as chief executive officers with financial oversight responsibilities or investment bankers, are able to read and understand financial statements and have an understanding of generally accepted accounting principles. The Company also believes each member of the Audit Committee has experience evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to those issues that can reasonably be expected to be raised by the Company’s financial statements.

The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation for fiscal 2005. First, the Audit Committee has met and held discussions with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2005, regarding those matters that Deloitte & Touche LLP communicated to the Audit Committee as required by Statement of Auditing Standards No. 61. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte & Touche LLP their independence and received written disclosures and a letter from Deloitte & Touche LLP regarding independence as required by Independence Standards Board Standard No. 1. This discussion and disclosure assisted the Audit Committee in evaluating Deloitte & Touche LLP’s independence. Finally, the Audit Committee reviewed and discussed with Deloitte & Touche LLP (on some occasions with the Company’s management present and sometimes in private sessions) the Company’s audited financial statements. Based on discussions with Deloitte & Touche LLP concerning the audit, the independence discussions, the financial statement review and other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005 for filing with the SEC.

Audit Committee

Gaylord O. Coan, Chairman

Curtis G. Anderson

Yves-Andre Istel

PROPOSAL 3: STOCKHOLDER PROPOSAL REGARDING COMPENSATION OF THE CEO AND CERTAIN EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Schultze Asset Management, LLC (“Schultze”), 3000 Westchester Avenue, Purchase, NY 10577, has advised the Company that Schultze intends to present the following resolution at the 2006 Annual Meeting. According to the Form 13D/A filed with the Securities and Exchange Commission on September 8, 2005, Schultze, through various client accounts, beneficially owns 1,523,341 shares of Common Stock. In accordance with applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Shareholder Resolution

RESOLVED, the shareholders urge our board of directors to freeze the current salary of the Chief Executive Officer and the four most highly compensated other executive officers and eliminate the award of any further bonuses and stock option or other equity awards to the Chief Executive Officer and such other executive officers. The board of directors shall implement this action in a manner that does not violate any existing employment agreement or equity compensation plan.

These measures shall remain in effect until the Executive Compensation Committee has determined that the company’s performance, as measured by revenues, operating income, net income and common stock price, has consistently improved over multiple reporting periods.

Proponent’s Supporting Statement

In light of the decline in the company’s operating income, net income and shareholder value, implementation of the above measures is necessary to more closely align executive compensation with the company’s overall performance.

Our company reported a net loss of $4.5 million and an operating loss of $7.4 million for the third quarter ended June 30, 2005, compared to net income of $4.3 million and operating income of $7.4 million during the same period in the prior year. There were similar disappointing declines in results of operations for the nine month period ended June 30, 2005. For the nine months ended June 30, 2005, net income declined to $974,000 from $9.5 million for the same period in the prior year. For the nine months ended June 30, 2005, there was an operating loss of $0.4 million compared to operating income of $17.3 million for the same period in the prior year.

Since December 31, 2004, the company’s stock price has dropped approximately 23.9% compared to a 0.8% increase in the S&P 500 Index.

Management of our company has failed to properly plan for and adequately hedge against rising energy costs. As previously reported, our company’s energy costs in fiscal 2005 are expected to be $11 million higher than in fiscal 2004, if energy prices remain unchanged. As a result, our company anticipates that operating profitability is likely to decline significantly in fiscal year 2005 compared to fiscal year 2004. Management has also failed to properly plan for and respond to the competitive pricing pressures on refined sugar sales in each of the company’s business segments further contributing to the company’s poor results.

The company’s planning and poor operating results, and the resulting loss in shareholder value demands immediate action by our board of directors. Shareholders have a right to expect our board of directors to implement executive compensation policies that are consistent with the performance and value of the company. Executives should not be rewarded for the company’s poor performance and loss in shareholder value. Implementation of the proposed measures are designed to accomplish these goals, and are in the best interest of all shareholders.

Board of Directors’ Response

The primary purposes of the Company’s compensation policies are (1) to maximize shareholder value over the long term by aligning the interests of the Company’s executive officers with those of the Company’s shareholders and (2) to attract, motivate and retain talented executives by providing competitive levels of compensation, at expected levels of performance. The Company’s Executive Compensation Committee, with assistance from independent executive compensation consultants, designs compensation policies intended to facilitate achievement of these objectives. The Executive Compensation Committee, which is composed entirely of independent, non-employee directors, agrees that executive compensation must be carefully evaluated, and thoroughly examines and approves all compensation arrangements relating to executive officers, including those of the Company’s Chief Executive Officer. The Company’s compensation programs are competitive and consistent with comparable companies, align executive compensation with shareholder interests, and link pay to the performance of each individual executive officer and the Company’s financial results.

This proposal does not consider recent events and fails to appreciate the role market prices play in a business such as that run by the Company. This proposal would limit the amount and type of compensation that could be offered to certain of the Company’s executive officers. Such a proposal would prevent the Company from aligning the interests of its executives with those of its shareholders, and would put the Company at a competitive disadvantage for hiring and retaining top executive talent.

1.	This proposal does not consider recent events and fails to appreciate the role market prices play in a business such as that run by the Company.

Much of the proponents supporting statement relates to events occurring prior to June 30, 2005. Since June 30, 2005, the Company announced and completed the sale of its Holly Sugar Company subsidiary and received cash proceeds of $51.1 million from the sale. The Company used $21.4 million of the proceeds to fund most of its defined benefit plans contribution requirements for 2006 and 2007, and distributed $26.4 million of the sale proceeds as a dividend to shareholders.

The Company’s financial results depend on many market conditions generally beyond the Company’s control. Like many industries, energy costs represent a significant part of the Company’s cost structure. The proposal suggests that although the Company had hedges in place for a portion of its 2005 energy and raw sugar requirements, management is at fault for not eliminating all risks of sugar and energy prices. The proponent apparently fails to understand the role market prices play in a business such as that run by the Company.

2.	This proposal would unnecessarily limit the Executive Compensation Committee’s ability to align the interests of the Company’s executive officers with those of the Company’s shareholders.

The Executive Compensation Committee believes that the compensation program of executive officers should be directly and materially related to the short-term and long-term objectives and operating performance of the Company. The executive compensation program consists of base salary, bonuses and stock options. Base salaries, any base salary adjustments and bonuses depend, to a significant extent, on the Company’s financial results, and individual performance of the executive officer. Equity-based awards, such as stock options, align the financial interests of option holders with those of the Company’s shareholders by relying on the appreciation of the stock price as a necessary element to provide value to the stock options. Incentive compensation is an important part of the compensation package for executive officers. Accordingly, incentive compensation focuses management on the long-term interests of the Company’s shareholders, encourages the achievement of performance goals and aligns the interests of executive officers with those of the Company’s shareholders.

As discussed above, base salary adjustments and bonuses already depend, to a significant extent, on the Company’s financial results. For example, the Company did not achieve its targeted financial results in 2005 and, as a result, the Company’s Chief Executive Officer and other executive officers did not receive any pay raises or bonuses based on 2005 results.

3.	This proposal would curtail the Company’s ability to attract, motivate and retain talented executives.

By placing limits on salaries, bonuses and stock options or other equity awards, the proposal would restrict the Executive Compensation Committee’s discretion in setting competitive compensation for executive officers. The Executive Compensation Committee believes that the compensation program of executive officers should be adequate to attract, motivate and retain talented executive personnel. The Executive Compensation Committee targets the 50th percentile of market compensation for establishing total direct cash compensation and long-term equity awards.

To ensure that the Company is strategically and competitively positioned for the future, the Executive Compensation Committee also has the discretion to attribute weight to other factors in determining executive compensation. After examining all of these factors, the Executive Compensation Committee arrives at the appropriate amounts of executive compensation. Limiting the Executive Compensation Committee’s flexibility in setting executive compensation for executive officers would limit the Company’s ability to offer its executive officers compensation commensurate with the performance of the Company and individual performance. The proposal also would curtail the Company’s ability to remain competitive with comparable companies.

The proposal also would restrict the amounts and types of incentive compensation that the Company could offer its executive officers. Stock options and other forms of incentive compensation are also commonly used by many of the companies with which the Company competes to attract and retain executive personnel. The Executive Compensation Committee believes that it should have the flexibility to provide the Company’s executive officers competitive employment packages to retain its current executives, and to remain competitive when recruiting executives in the future. By limiting the amounts and types of incentive compensation available to executive officers, the proposal removes incentives to achieve long-range performance goals and makes the Company less attractive when attempting to hire and retain the best executive talent.

The proponent’s limitation on the amount of compensation to be paid to the Company’s Chief Executive Officer and other executive officers would deprive the Company of needed flexibility in designing effective incentives to properly incentivize and retain the Chief Executive Officer and the other executive officers.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

OTHER MATTERS

A copy of the Company’s Annual Report on Form 10-K, including financial statements for the fiscal year ended September 30, 2005, accompanies this proxy statement but is not a part of the proxy soliciting material.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2007 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this proxy statement) no later than August 24, 2006 to be eligible for inclusion in the Company’s proxy material relating to that meeting. Additionally, the proxy solicited by the Board of Directors for the 2007 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal raised at the 2007 Annual Meeting of Shareholders that is not described in the proxy statement for that meeting unless the Company has received notice of the proposal on or before November 7, 2006.

REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

For the Board of Directors

William F. Schwer

Secretary

IMPERIAL SUGAR COMPANY

2006 Annual Meeting of Shareholders

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert A. Peiser and William F. Schwer and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of Common Stock, without par value, of Imperial Sugar Company (the “Company”) that the undersigned would be entitled to vote, with all powers that the undersigned would possess if personally present, at the 2006 Annual Meeting of Shareholders of Imperial Sugar Company scheduled to be held on January 31, 2006 and at any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such other matters as may properly come before the meeting or adjournments thereof, all as set forth in the accompanying Proxy Statement.

This Proxy when properly executed will be voted as specified on the reverse side. Unless otherwise specified, this Proxy will be voted FOR election as directors of all of the nominees listed on the reverse, FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006 and AGAINST the shareholder proposal regarding compensation for the chief executive officer and certain executive officers. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting, or at any adjournment or postponement, may exercise the powers conferred by this Proxy. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged. This Proxy revokes all prior proxies given by the undersigned.

(Continued, and to be signed and dated, on the reverse side.)

IMPERIAL SUGAR COMPANY

P.O. BOX 11110

NEW YORK, N.Y. 10203-0110

☐	Ú DETACH PROXY CARD HERE Ú

Please Sign, Date and Return the Proxy Card Promptly	☒
Using the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.

1. Election of four directors to serve for the terms set forth in the proxy statement.	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	Class I	Class III
	Robert J. McLaughlin	David C. Moran
Robert A. Peiser
John K. Sweeney

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2006.	☐	☐	☐	3. Shareholder proposal regarding compensation for the chief executive officer and certain other executive officers.	☐	☐	☐

				To change your address, please mark this box.			☐

SCAN LINE

Please sign exactly as name or names appear on the proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian, or corporate officer, please give full title:

			Date	Share Owner sign here	Co-Owner sign here